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                                                                       EXHIBIT 5

                                August 14, 1997

The Timken Company
1835 Dueber Avenue, S.W.
Canton, Ohio  44706-2798

          Re:  MPB Employees' Savings Plan (as Amended and
               Restated as of October 24, 1994), as Amended
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Ladies and Gentlemen:

          We have acted as counsel to the Timken Company, an Ohio corporation (the "Company"), in connection with the filing of Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to Registration Statement No. 333-16465 on Form S-8 to register pursuant to Rule 416(b) under the Securities Act of 1933, as amended, an additional 25,000 shares of the Company's common stock without par value ("Common Stock") to be issued or transferred and sold under the MPB Employees' Savings Plan (as Amended and Restated as of October 24, 1994), as amended (the "Plan"), as the result of a two-for-one stock split effected pursuant to a stock dividend of one share of Common Stock for each share of Common Stock outstanding on May 16, 1997. We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion, and based thereon, we are of the opinion that the shares of Common Stock that may be issued or transferred and sold by the Company to the Trustee (as defined in the Plan) pursuant to the Plan will be, when issued or transferred and sold in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Post-Effective Amendment.

                                   Very truly yours,


                                   Jones, Day, Reavis & Pogue